                                                                      EXHIBIT 18


                                                                  EXECUTION COPY
                                                                  --------------




                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 22nd day of May, 2000, by and between MedQuist Inc., a New Jersey corporation (the "Company"), and Ethan Cohen, a resident of Shaker Heights, Ohio ("Employee").

                                   BACKGROUND
                                   ----------

       The Company desires to provide for Employee's continued employment with the Company. Employee desires to accept such employment on the terms and conditions herein set forth.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

       1. Effective Date. This Agreement shall become effective at the time
          --------------
Koninklijke Philips Electronics N.V. ("Purchaser") pays for Shares (as defined in Section 1.1(a) of the Tender Offer Agreement, dated as of the date hereof, between Purchaser and the Company (the "Tender Offer Agreement")), pursuant to the terms of the Offer (as defined in Section 1.1(a) of the Tender Offer Agreement), provided that Employee is employed by the Company at such time. This Agreement cancels and supersedes any and all prior oral or written agreements and understandings (the "Prior Agreements") between or among any or all of the parties hereto with respect to the employment by or obligations of Employee to any thereof, with the exception of the Employee's obligations under any restrictive covenants or confidentiality provisions contained in any Prior Agreement, which covenants and provisions shall survive with respect to the time period prior to the Effective Date of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.

       2. Employment. The Company hereby employs Employee as Senior Vice
          ----------
President and Chief Technology Officer of the Company and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

       3. Term. The Company shall employ Employee hereunder for a three (3) year
          ----
term commencing on the Effective Date hereof (the "Term"), which Term will be automatically extended for additional one (1) year periods beginning on the third anniversary of the Effective Date and upon each subsequent anniversary thereof unless either party provides the other party with at least ninety (90) days' prior written notice of its intention not to renew this Agreement.

       4. Office and Duties.
          -----------------

          a. Duties. During the Term, Employee shall render such services as are
             ------
appropriate for a person holding Employee's position and such additional or alternative duties as may from time to time be assigned to Employee by the Board of Directors of the Company ("Duties").

       5. Full Time Emp1oyment. During the Term, Employee shall use Employee's
          --------------------
best efforts to carry out the Duties and other obligations hereunder and devote Employee's entire working time to the business and affairs of the Company, and shall not, in any advisory or other capacity, work for any other individual, firm or corporation without the prior written consent of the Company.

          a. No Conflicting Agreements. Employee represents and warrants to the
             -------------------------
Company that he is not subject or a party to any Agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction which would prohibit Employee from executing this Agreement or performing fully the Duties and other obligations hereunder, or which would in any manner, directly or indirectly, limit or affect the Duties or other obligations hereunder.

          b. Base Salary; Short Term Bonus; Options. As compensation for the
             --------------------------------------
services that Employee shall render hereunder, Employee shall be entitled to a total base salary of $170,000 per year ("Base Salary"), payable at such times as is consistent with the Company's pay periods for other executives of the Company. In addition, Employee shall be eligible for participation in the Company's short term targeted bonus plan in an amount equal to up to 30% of Base Salary. Subject to approval of the Board of Directors, on or promptly following the Effective Date, the Company shall grant to Employee an option to purchase shares of the common stock of the Company under the Company's Incentive Stock Option Plan for Officers and Key Employees adopted by the Board of Directors on January 17, 1992 in accordance with the terms outlined on Schedule A annexed hereto. Employee agrees that the consummation of the transactions contemplated by the Tender Offer Agreement shall not constitute a "change in control" for purposes of 59,234 of the total of 68,071 outstanding unvested Company options he holds as of the Effective Date (the "Deferred Vesting Options") and hereby waives all rights to the accelerated vesting of the Deferred Vesting Options that would have occurred upon the consummation of the transactions authorized by the Tender Offer Agreement (the "Waiver"). Notwithstanding the foregoing, such Waiver shall be deemed revoked, and all Deferred Vesting Options will immediately vest in the event of (i) the Employee's death, (ii) the Employee's Disability, (iii) a termination by the Company of the Employee's employment without cause, (iv) the receipt by the Employee of notice from the Company of nonrenewal of the Agreement, (v) a voluntary resignation by the Employee following a required relocation of the Employee's principal place of business by more than fifty miles, or (vi) a failure by the Company to pay the compensation authorized by this Agreement, provided that Employee has given the Company notice of such breach and the Company has not cured such breach within thirty days of receipt of such notice (a "Material Breach").

          c. Stay Bonus. Employee shall receive a payment of $20,000 (the "Stay
             ----------
Bonus") payable on December 10, 2000, provided he is still employed by the Company on such date. Notwithstanding the foregoing, such Stay Bonus shall be earlier payable in the event (i) the Company terminates Employee's employment hereunder without cause or (ii) if the Employee voluntarily terminates his employment following a required relocation of his principal place of business by more than 50 miles or following a Material Breach.

       6. Other Benefits. During the Term, Employee will be eligible to receive
          --------------
the following benefits (collectively, "Benefits"):

          a. Savings and Retirement Plans. Participation in all savings, pension
             ----------------------------
and retirement plans and programs of the Company generally available to other executives of the Company as in effect from time to time;

          b. Welfare Plans. Participation in any welfare benefit plans and
             -------------
programs of the Company as in effect from time to time;

          c. Life Insurance. Life insurance maintained by the Company on the
             --------------
life of Employee (naming the beneficiary of Employee's choice) in an amount consistent with policy of the Company as in effect from time to time;

          d. Vacation. Paid vacation (taken consecutively or in segments) in
             --------
accordance with the Company's policies generally applicable to other executives of the Company from time to time, taken at such times as is reasonably consistent with proper performance by Employee of Employee's duties and responsibilities hereunder; and

          e. Car Allowance. The Company shall continue to provide a car
             -------------
allowance or use of an automobile to Employee, including all reasonable expenses of operation, consistent with the car allowance that is presently provided to Employee.

       7. Reimbursement for Expenses. During the Term, the Company shall
          --------------------------
reimburse Employee in full for all reasonable and necessary business and travel expenses incurred by him in connection with the performance of the Duties (collectively, "Expenses"). Notwithstanding any provision herein to the contrary, the Company shall reimburse Employee only (i) upon presentation by Employee of written vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Company and (ii) if such expenses are in accordance with the Company's policies generally applicable to executives of the Company.

       8. Termination.
          -----------

          a. Death or Disability. Subject to Section 8.d. below, this Agreement
             -------------------
shall terminate immediately upon Employee's death. Subject to Section 8.d. below, the Company may terminate Employee's employment hereunder in the event of physical or mental incapacity or disability which renders Employee unable to perform the Duties for a period of one hundred twenty (120) days or more during any period of twelve (12) consecutive months ("Disability").

          b. Termination for Cause. Subject to Section 8.d. below, the Company
             ---------------------
may terminate this Agreement at any time with cause upon written notice to Employee. Termination for "cause" shall mean discharge of the Employee by the Company on any of the following grounds:

             (i) Employee's indictment or conviction in a court of law of any crime or offense that makes Employee unfit for continuing employment, prevents Employee from performing the Duties or other obligations hereunder or adversely affects the reputation or business activities of the Company;

             (ii) Employee's dishonesty, substance abuse or misappropriation of funds; or

             (iii) Employee's failure or refusal to perform the Duties or other obligations hereunder.

          c. Resignation. Subject to Section 8.d. below, Employee may resign
             -----------
from his employment hereunder by giving the Company six (6) months' prior written notice.

          d. Obligations of the Company Upon Termination.
             -------------------------------------------

             (1) Termination for Cause; Resignation; Death or Disability. If the
                 -------------------------------------------------------
Company terminates Employee's employment hereunder for cause, or if Employee resigns, or if Employee dies or suffers a Disability, the Company shall have no further obligations to Employee hereunder other than for the payment of (i) accrued but unpaid salary prorated through the date of termination or effective date of resignation ("Accrued Salary"), (ii) any Benefits vested as of such date ("Vested Benefits") and (iii) unreimbursed Expenses incurred prior to such date.

             (2) Termination Without Cause, Upon Required Relocation or Material
                 ---------------------------------------------------------------
Breach. If (i) the Company terminates Employee's employment hereunder without
-------
cause or (ii) if the Employee voluntarily terminates his employment following a required relocation of his principal place of business by more than 50 miles or following a Material Breach, the Company shall have no further obligation to Employee hereunder other than for the payment of (i) Accrued Salary, (ii) a lump sum payment equal to (x) 1.5 multiplied by (y) the sum of all cash compensation awarded to Employee in the fiscal year immediately prior to termination, or if Employee's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place, (iii) any Vested Benefits and (iv) unreimbursed Expenses incurred prior to the date of termination.

       9. Restrictive Covenants and Confidentiality; Injunctive Relief.
          ------------------------------------------------------------

          a. As a condition to the performance by the Company of its obligations hereunder so long as Employee remains an employee of the Company, and for a period of two (2) years thereafter, Employee shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, representative, partner or holder of any interest in any other person, firm, corporation or other association:

             (i) solicit, entice or induce any person, firm or corporation who or which presently is, within eighteen (18) months prior hereto was, or at any time during the Term shall be, a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation, and Employee shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

             (ii) solicit, entice, induce or hire any person who presently is, within eighteen (18) months prior hereto was, or at any time during the term hereof shall be an employee of the Company or any of its subsidiaries to become employed by any other person, firm or corporation, and Employee shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

             (iii) compete with, or encourage or assist others to compete with, or solicit orders or otherwise participate in business transactions in the electronic transcription services and health information management solutions services businesses anywhere within the United States (each, a "Competing Business"); or

             (iv) lend any credit or money for the purposes of establishing or operating or assisting any Person to establish or operate a Competing Business, or otherwise give aid or advice to any other person or entity engaging in any Competing Business; or

             (v) lend or allow his professional skill, knowledge or experience to be so used by any person or entity which is engaged in a Competing Business.

          Nothing in the foregoing shall prohibit Employee from engaging in any business that is not a Competing Business after termination of Employee's employment with the Company, or investing in the securities of any corporation (including a Competing Business) having securities listed on a national security exchange, provided that such investment does not exceed 5% of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee's rights as a shareholder, or seeks to do any of the foregoing.

          b. Employee acknowledges that during the Term, Employee will have access to confidential information of the Company, including plans for future developments, and information about costs, customers, potential customers, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not available to the public or in the public domain (hereinafter referred to as "Confidential Information"). In recognition of the foregoing, Employee covenants and agrees that, except as required by Employee's duties to the Company, Employee will keep secret all Confidential Information and will not, directly or indirectly, either during the Term or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Information, and upon termination of Employee's employment, Employee will promptly deliver to the Company all tangible materials containing Confidential Information (including all copies thereof, whether prepared by Employee or others) which Employee may possess or have under Employee's control.

          c. Employee represents (i) that Employee's experience and capabilities are such that the restrictions contained herein will not prevent Employee from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by Employee and (ii) that Employee has, prior to the execution of this Agreement, reviewed this Agreement thoroughly with Employee's legal counsel.

          d. Employee acknowledges that the services to be rendered by Employee are special, unique and extraordinary, that the restrictions contained in this
Section 9 are reasonable and necessary to protect the legitimate business interests of the Company and that the Company and Parent would not have entered into the Tender Offer Agreement in the absence of such restrictions. By reason of the foregoing, Employee consents and agrees that if Employee violates any of the provisions of this Section 9, the Company would sustain irreparable harm and, therefore, irrevocably and unconditionally agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, all of which remedies shall be cumulative, the Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief. In the event that any of the provisions of this Section 9 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

          e. Employee agrees that the Company may provide a copy of this Agreement to any business or enterprise (i) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which Employee may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Employee may use or permit Employee's name to be used. Employee will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

          f. In the event of any breach or violation of the restriction contained in Section 9.a. above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

          g. Employee acknowledges that the Company shall be the sole owner of all the results and proceeds of Employee's services hereunder, including but not limited to, all inventions, developments, enhancements, discoveries and other improvements relating to equipment, methods or processes connected with or useful to the Company's and its subsidiaries' businesses, (collectively, the "Developments"), which Developments Employee, by himself or in conjunction with any other person or entity, may conceive, make, acquire, acquire knowledge of, develop or create in connection with and during the term of or prior, to Employee's employment hereunder, free and clear of any claims by Employee (or any successor or assignee of Employee) of any kind or character whatsoever other than Employee's right to compensation hereunder. Employee hereby assigns and transfers his right, title and interest in and to all such Developments, and agrees that he shall, at the request of the Company, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in or to any such Developments. Employee acknowledges that any Development which may be copyrightable shall be deemed to be "work for hire."

       10. Survival. The provisions of Section 9 shall survive the termination
           --------
of this Agreement for any reason whatsoever.

       11. Certain Additional Payments by the Company
           ------------------------------------------

           a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of
(x) the Excise Tax
imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to
(i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross- Up Payment in the Employee's adjusted gross income. Notwithstanding the foregoing provisions of this Section 11(a), if it shall be determined that Employee is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Employee under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Employee. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under
Section 8(d)(ii), unless an alternative method of reduction is elected by Employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision. Notwithstanding the foregoing, this Section 11 shall not apply to any stock option grant if the result of the application of such Section 11 would be to alter the basis on which compensation expense is measured for purposes of APB Opinion Number 25.

           b. Subject to the provisions of Section 11(a), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from the Company or the Employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 11 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Employee with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

       12. Miscellaneous.
           -------------

           a. Any notice authorized or required to be given or made by or pursuant to this Agreement shall be made in writing and either personally delivered or mailed by overnight express mail to the respective address of the party to receive such notice, which address is the one designated below the signature of such party hereto, or to such other address as a party may specify by notice to the other parties hereto. In the event that the Company desires to terminate Employee for cause pursuant to Section 8.b. of this Agreement, the Company shall provide Employee with prompt written notice of such termination and, if requested by Employee, afford Employee a reasonable opportunity to cure such default within sixty (60) days after receipt of such notice.

           b. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

           c. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

           d. No remedy conferred upon any party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

           e. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

           f. In the event of a lawsuit by either party to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

       13. Controlling Law. The validity, interpretation, construction,
           ---------------
performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without reference to principles of conflicts of laws. Venue, for purposes of all causes of action, mediation, arbitration or other disputes shall be in Camden County, New Jersey.

       14. Gender; Number. In this Agreement, words of gender may be read as
           --------------
masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context

          IN WITNESS WHEREOF, Employee has hereunto set Employee's hand and the Company has caused this instrument to be duly executed as of the day and year first above written.


                                     EMPLOYEE

                                     /s/ Ethan Cohen
                                     ----------------------------------
                                     Ethan Cohen


                                     MEDQUIST INC.

                                     /s/ David A. Cohen
                                     ----------------------------------
                                     Title: Chairman and Chief Executive Officer
                                     MedQuist Inc.
                                     Five Greentree Centre
                                     Suite 311
                                     Marlton, New Jersey  08053